Exhibit 99.1

For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC. ANNOUNCES PUBLIC OFFERING OF SENIOR NOTES

New York – March 22, 2010 – Overseas Shipholding Group, Inc. (NYSE: OSG) (“OSG”), announced today that it intends, subject to market conditions, to publicly offer $300 million aggregate principal amount of senior notes due 2018. OSG intends to use the net proceeds from the offering to reduce outstanding indebtedness under its unsecured revolving credit facility.

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and HSBC Securities (USA) Inc. are acting as joint book-running managers for the offering. A copy of the preliminary prospectus supplement and the accompanying base prospectus, which is filed as part of OSG’s effective shelf registration statement on Form S-3, may be obtained from:

Citigroup Global Markets Inc.	Morgan Stanley & Co. Incorporated	HSBC Securities (USA) Inc.
Attention: Prospectus Department	Attention: Prospectus Department	Attention: Prospectus Department
Brooklyn Army Terminal	180 Varick Street	452 Fifth Avenue
140 58th Street, 8th Floor	New York, New York 10014	New York, New York 10018
Brooklyn, New York 11220	prospectus@morganstanley.com	(866) 811-8049
(877) 831-9146

An electronic copy of the preliminary prospectus supplement and the accompanying base prospectus may also be obtained at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

The notes are being offered pursuant to an effective registration statement that OSG previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such jurisdiction. The offering of the notes will be made only by means of a preliminary prospectus supplement and the accompanying base prospectus, which is filed as part of OSG’s effective shelf registration statement on Form S-3.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements regarding OSG's prospects and the impact this may have on OSG and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in OSG’s Annual Report for 2009 on Form 10-K, the prospectus supplement and other reports filed with the Securities and Exchange Commission.

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Contact Information

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.

666 Third Avenue, New York, NY 10017	1

Corporate Communications
Tel: +1 212 578 1699 / Fax: +1 212 578 1670	www.osg.com

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil, petroleum and gas products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

666 Third Avenue, New York, NY 10017	2

Corporate Communications
Tel: +1 212 578 1699 / Fax: +1 212 578 1670	www.osg.com